EXHIBIT 99.1

FOR IMMEDIATE RELEASE

STURM, RUGER & COMPANY, INC. REPORTS THIRD QUARTER

DILUTED EARNINGS OF $1.03 PER SHARE AND

DECLARES QUARTERLY DIVIDEND OF 41¢ PER SHARE

SOUTHPORT, CONNECTICUT, November 2, 2022--Sturm, Ruger & Company, Inc. (NYSE-RGR) announced today that for the third quarter of 2022 the Company reported net sales of $139.4 million and diluted earnings of $1.03 per share, compared with net sales of $178.2 million and diluted earnings of $1.98 per share in the third quarter of 2021.

For the nine months ended October 1, 2022, net sales were $446.6 million and diluted earnings were $3.90 per share. For the corresponding period in 2021, net sales were $562.7 million and diluted earnings were $6.64 per share.

The Company also announced today that its Board of Directors declared a dividend of 41¢ per share for the third quarter for stockholders of record as of November 16, 2022, payable on November 30, 2022. This dividend varies every quarter because the Company pays a percentage of earnings rather than a fixed amount per share. This dividend is approximately 40% of net income.

Chief Executive Officer Christopher J. Killoy commented on the third quarter of 2022, “Consumer demand remained consistent with the second quarter, which was below the level of demand in 2021, dampened in part by inflationary pressures which often constrain discretionary spending. This resulted in a 22% reduction in our sales from the prior year. Nevertheless, our continued focus on financial discipline and the cultivation of long-term shareholder value is evident in our strong, debt-free balance sheet.”

Mr. Killoy discussed some of the Company’s most recent new product introductions, “Our new product development teams continue to deliver innovative products, as evidenced by three exciting product launches in the third quarter:

•	the LC Carbine, a companion carbine to the successful Ruger-5.7 pistol, both chambered in 5.7x28mm,

•	the Small-Frame Autoloading Rifle, or SFAR, chambered in 7.62 NATO / .308 Win., which combines the ballistic advantages of .308 Win. with the compact size and light weight of a traditional modern sporting rifle, and

•	the Marlin Model 1895 Guide Gun, chambered in 45-70 Govt, which is our first reintroduction in the Marlin Guide Gun family of lever-action rifles and our first introduction of an alloy steel Marlin rifle with a blued finish.

We remain hard at work and look forward to introducing additional Ruger and Ruger-made Marlin firearms.”

Mr. Killoy made the following observations related to the Company’s third quarter 2022 performance:

•	The estimated unit sell-through of the Company’s products from the independent distributors to retailers decreased 29% in the first nine months of 2022 compared to the prior year period. For the same period, NICS background checks, as adjusted by the National Shooting Sports Foundation, decreased 14%. These decreases are attributable to decreased consumer demand for firearms from the unprecedented levels of the surge that began in 2020 and remained for most of 2021.

•	Sales of new products, including the PC Charger, MAX-9 pistol, LCP MAX pistol, Marlin 1895 lever-action rifles, LC Carbine, and Small-Frame Autoloading Rifle represented $54.9 million or 13% of firearm sales in the first nine months of 2022. New product sales include only major new products that were introduced in the past two years. Several popular firearms that were considered new products in 2021, including the Wrangler revolver, Ruger-5.7 pistol, and LCP II in .22 LR pistol, have now been in production for over two years and are no longer included in new product sales for 2022.

•	Our profitability declined in the third quarter of 2022 from the third quarter of 2021 as our gross margin decreased from 36% to 28%. The lower margin was driven by unfavorable deleveraging of fixed costs resulting from decreased production and sales, as well as inflationary cost increases in materials, commodities, services, energy, fuel and transportation, which were partially offset by increased pricing.

•	During the third quarter of 2022, the Company’s finished goods inventory and distributor inventories of the Company’s products increased 8,900 units and 30,300 units, respectively.

•	Cash provided by operations during the first nine months of 2022 was $50.3 million. At October 1, 2022, our cash and short-term investments totaled $215.2 million. Our current ratio is 5.8 to 1 and we have no debt.

•	In the first nine months of 2022, capital expenditures totaled $17.2 million. We expect our 2022 capital expenditures related to new product introductions and upgrades to our manufacturing equipment and facilities to total approximately $25 million. In addition to these investments, in the fourth quarter of 2022 the Company purchased a 225,000 square foot facility in Mayodan, North Carolina for $8.3 million for use in its manufacturing and warehousing operations.

•	In the first nine months of 2022, the Company returned $35.6 million to its shareholders, primarily through the payment of dividends.

•	At October 1, 2022, stockholders’ equity was $398.5 million, which equates to a book value of $22.56 per share, of which $12.18 per share was cash and short-term investments.

Today, the Company filed its Quarterly Report on Form 10-Q for the third quarter of 2022. The financial statements included in this Quarterly Report on Form 10-Q are attached to this press release.

Tomorrow, November 3, 2022, Sturm, Ruger will host a webcast at 9:00 a.m. ET to discuss the third quarter operating results. Interested parties can listen to the webcast via this link or by visiting Ruger.com/corporate. Those who wish to ask questions during the webcast will need to pre-register prior to the meeting.

The Quarterly Report on Form 10-Q for the third quarter of 2022 is available on the SEC website at SEC.gov and the Ruger website at Ruger.com/corporate. Investors are urged to read the complete Quarterly Report on Form 10-Q for the third quarter of 2022 to ensure that they have adequate information to make informed investment judgments.

About Sturm, Ruger & Co., Inc.

Sturm, Ruger & Co., Inc. is one of the nation's leading manufacturers of rugged, reliable firearms for the commercial sporting market. With products made in America, Ruger offers consumers almost 800 variations of more than 40 product lines, across both the Ruger and Marlin brands. For almost 75 years, Ruger has been a model of corporate and community responsibility. Our motto, “Arms Makers for Responsible Citizens®,” echoes our commitment to these principles as we work hard to deliver quality and innovative firearms.

The Company may, from time to time, make forward-looking statements and projections concerning future expectations. Such statements are based on current expectations and are subject to certain qualifying risks and uncertainties, such as market demand, sales levels of firearms, anticipated castings sales and earnings, the need for external financing for operations or capital expenditures, the results of pending litigation against the Company, the impact of future firearms control and environmental legislation, and accounting estimates, any one or more of which could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date such forward-looking statements are made or to reflect the occurrence of subsequent unanticipated events.

STURM, RUGER & COMPANY, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(Dollars in thousands)

	October 1, 2022	December 31, 2021

Assets

Current Assets
Cash	$49,853	$21,044
Short-term investments	165,308	199,971
Trade receivables, net	61,362	57,036

Gross inventories	120,743	100,023
Less LIFO reserve	(54,390)	(51,826)
Less excess and obsolescence reserve	(4,848)	(4,347)
Net inventories	61,505	43,850

Prepaid expenses and other current assets	12,998	6,832
Total Current Assets	351,026	328,733

Property, plant and equipment	437,170	421,282
Less allowances for depreciation	(365,555)	(347,651)
Net property, plant and equipment	71,615	73,631

Deferred income taxes	2,444	536
Other assets	35,817	39,443
Total Assets	$460,902	$442,343

STURM, RUGER & COMPANY, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED) (Continued)

(Dollars in thousands, except per share data)

	October 1, 2022	December 31, 2021

Liabilities and Stockholders’ Equity

Current Liabilities
Trade accounts payable and accrued expenses	$31,374	$36,400
Contract liabilities with customers	—	—
Product liability	434	795
Employee compensation and benefits	22,014	33,154
Workers’ compensation	6,380	6,760
Total Current Liabilities	60,202	77,109

Product liability accrual	118	97
Lease liability	2,076	1,476

Contingent liabilities	—	—

Stockholders’ Equity
Common Stock, non-voting, par value $1:
Authorized shares 50,000; none issued	—	—
Common Stock, par value $1:
Authorized shares – 40,000,000 2022 – 24,378,568 issued, 17,666,534 outstanding 2021 – 24,306,486 issued, 17,596,588 outstanding	24,378	24,306
Additional paid-in capital	48,457	46,847
Retained earnings	471,368	438,098
Less: Treasury stock – at cost 2022 – 6,712,034 shares 2021 – 6,709,898 shares	(145,697)	(145,590)
Total Stockholders’ Equity	398,506	363,661
Total Liabilities and Stockholders’ Equity	$460,902	$442,343

STURM, RUGER & COMPANY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (UNAUDITED)

(Dollars in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	October 1, 2022	October 2, 2021	October 1, 2022	October 2, 2021

Net firearms sales	$138,771	$177,529	$444,615	$560,578
Net castings sales	619	717	2,003	2,116
Total net sales	139,390	178,246	446,618	562,694

Cost of products sold	100,521	113,444	306,087	346,569

Gross profit	38,869	64,802	140,531	216,125

Operating expenses:
Selling	8,763	7,753	25,828	24,290
General and administrative	10,247	10,323	30,927	33,484
Total operating expenses	19,010	18,076	56,755	57,774

Operating income	19,859	46,726	83,776	158,351

Other income:
Interest income	730	11	951	31
Interest expense	(88)	(114)	(205)	(164)
Other income, net	490	1,401	2,092	2,462
Total other income, net	1,132	1,298	2,838	2,329

Income before income taxes	20,991	48,024	86,614	160,680

Income taxes	2,602	12,822	17,236	42,902

Net income and comprehensive income	$18,389	$35,202	$69,378	$117,778

Basic earnings per share	$1.04	$2.00	$3.93	$6.70

Diluted earnings per share	$1.03	$1.98	$3.90	$6.64

Weighted average number of common shares outstanding - Basic	17,668,435	17,596,588	17,643,473	17,582,009

Weighted average number of common shares outstanding - Diluted	17,825,797	17,778,177	17,770,120	17,749,897

Cash dividends per share	$0.47	$1.00	$2.01	$2.57

STURM, RUGER & COMPANY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(Dollars in thousands)

	Nine Months Ended
	October 1, 2022	October 2, 2021

Operating Activities
Net income	$69,378	$117,778
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	20,120	22,001
Stock-based compensation	5,053	6,672
Gain on sale of assets	15	(111)
Deferred income taxes	(1,908)	1,519
Changes in operating assets and liabilities:
Trade receivables	(4,326)	(13,985)
Inventories	(17,655)	(10,038)
Trade accounts payable and accrued expenses	(5,315)	1,720
Contract liability with customers	—	(84)
Employee compensation and benefits	(11,774)	(6,569)
Product liability	(340)	(161)
Prepaid expenses, other assets and other liabilities	(2,985)	(4,282)
Income taxes payable	—	2,544
Cash provided by operating activities	50,263	117,004

Investing Activities
Property, plant and equipment additions	(17,206)	(15,617)
Proceeds from sale of assets	41	135
Purchases of short-term investments	(200,378)	(376,979)
Proceeds from maturities of short-term investments	235,041	332,990
Cash provided by (used for) investing activities	17,498	(59,471)

Financing Activities
Remittance of taxes withheld from employees related to share-based compensation	(3,371)	(4,801)
Repurchase of common stock	(107)	—
Dividends paid	(35,474)	(45,202)
Cash used for financing activities	(38,952)	(50,003)

Increase in cash and cash equivalents	28,809	7,530

Cash and cash equivalents at beginning of period	21,044	20,147

Cash and cash equivalents at end of period	$49,853	$27,677

Non-GAAP Financial Measures

In an effort to provide investors with additional information regarding its financial results, the Company refers to various United States generally accepted accounting principles (“GAAP”) financial measures and two non-GAAP financial measures, EBITDA and EBITDA margin, which management believes provides useful information to investors. These non-GAAP financial measures may not be comparable to similarly titled financial measures being disclosed by other companies. In addition, the Company believes that the non-GAAP financial measures should be considered in addition to, and not in lieu of, GAAP financial measures. The Company believes that EBITDA and EBITDA margin are useful to understanding its operating results and the ongoing performance of its underlying business, as EBITDA provides information on the Company’s ability to meet its capital expenditure and working capital requirements, and is also an indicator of profitability. The Company believes that this reporting provides better transparency and comparability to its operating results. The Company uses both GAAP and non-GAAP financial measures to evaluate the Company’s financial performance.

EBITDA is defined as earnings before interest, taxes, and depreciation and amortization. The Company calculates this by adding the amount of interest expense, income tax expense, and depreciation and amortization expenses that have been deducted from net income back into net income, and subtracting the amount of interest income that was included in net income from net income to arrive at EBITDA. The Company calculates EBITDA margin by dividing EBITDA by total net sales.

Non-GAAP Reconciliation – EBITDA

EBITDA

(Unaudited, dollars in thousands)

	Three Months Ended		Nine Months Ended
	October 1, 2022	October 2, 2021	October 1, 2022	October 2, 2021

Net income	$18,389	$35,202	$69,378	$117,778

Income tax expense	2,602	12,822	17,236	42,902
Depreciation and amortization expense	6,656	7,250	20,120	22,001
Interest income	(730)	(11)	(951)	(31)
Interest expense	88	114	205	164
EBITDA	$27,005	$55,377	$105,988	$182,814
EBITDA margin	19.4%	31.1%	23.7%	32.5%